EXHIBIT 15






November 9, 1999









FirstEnergy Corp.
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statements No. 333-40065, No. 333-48587, No. 333-48651, No. 333-58279, No. 333-65409 and No. 333-75985 its
Form 10-Q for the quarter ended September 30, 1999, which includes our report dated November 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                               Very truly yours,




                               ARTHUR ANDERSEN LLP